Contacts:	Robert Cirabisi	Dan Kaferle
	Investor Relations	Public Relations
	631-342-4878	631-342- 2111
	robert.cirabisi@ca.com	daniel.kaferle@ca.com

CHARLES B. WANG RETIRES FROM COMPUTER ASSOCIATES

Founder Built CA from Four People and One Product
To One of the World's Largest Software Companies

SANJAY KUMAR ELECTED CHAIRMAN

ISLANDIA, N.Y., November 18, 2002 - Computer Associates International, Inc. (NYSE: CA) today said Charles B. Wang has announced his retirement as Chairman and as a member of the Board of Directors, effective immediately.  The Board has elected President and Chief Executive Officer Sanjay Kumar to succeed Mr. Wang as Chairman.  The Board also named Mr. Wang to the honorary position of Chairman Emeritus.

"I am pleased to have completed the transition of leadership to Sanjay, who has been a trusted colleague and a valuable partner, in a smooth and orderly way," said Mr. Wang.  "It is very gratifying to have completed this important step successfully by grooming and recommending my successor.  CA's product and service offerings are strong and competitive, our business model has gained broad acceptance, and our business performance has shown undeniable signs of strength in a very difficult environment.  We also have a strong Board of Directors that is well informed about the business and supportive of management.  I am confident that Computer Associates, with a new generation of strong leadership, is well positioned for its next great period of growth and success."

"I never imagined that the company that I started with three colleagues and one product over 25 years ago would reach such great heights in this exciting industry," Mr. Wang continued.  "More importantly, I am confident that Sanjay and his management team will carry CA even higher in the years to come.  I will remain a loyal fan and supporter of CA while I now devote more of my time and energies to my many other interests and charitable endeavors."

Mr. Kumar, 40, joined CA in 1987 and has served as President and Chief Executive Officer of Computer Associates since August 2000.

"The Board of Directors thanks Charles not only for his many contributions over the years, but also for his leadership in the way he oversaw this successful transition," said Lewis Ranieri, who will continue to serve as the Board's lead independent director.  "The Board's unanimous choice of Sanjay to succeed Charles as Chairman is a reflection of our confidence in the path that Sanjay has charted for the company.

"Under Sanjay's leadership, CA has continued to evolve rapidly while focusing on customer satisfaction, excellence in innovation and quality, corporate governance and shareholder value.  The Board remains optimistic about the company's future prospects while we honor Charles' many accomplishments of the past," added Mr. Ranieri.

"CA's accomplishments have been remarkable in the face of radical technological change, industry consolidation, and rapid growth," said Mr. Kumar. "Charles' ability to build, guide, and change the CA business over 25 years is truly an inspiration.  From the first multi-platform software products, to the first integrated set of software solutions, to the broadest portfolio of software solutions in the industry today, Charles led the way for CA and for the industry.  A true pioneer of the software industry, Charles worked tirelessly on behalf of the people of CA, our shareholders and our customers and all of us will continue to benefit from the leadership he has provided and the spirit he has instilled.  I remain grateful for the opportunities that Charles has afforded me and for the many memorable experiences that we shared during that time."

Mr. Wang, 58, founded Computer Associates in 1976 with three associates in New York City.  He was born in Shanghai, China in 1944 and moved to the United States with his family in 1952.  Mr. Wang is very active in charitable causes such as The Smile Train, the National Center for Missing and Exploited Children, and many other philanthropic activities focused on children.

About Computer Associates

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness.  CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, eTrust for security management, BrightStor for storage management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development,and Jasmine for object-oriented database technology.  Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies.  For more information, visit http://ca.com.

# # #

© 2002 Computer Associates International, Inc.  One Computer Associates Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.